Third Quarter 2021 Financial Results and Dividend Payment

FHLBank Pittsburgh announced today the following third quarter 2021 financial highlights:
▪Net income of $22.6 million
▪Net interest income of $43.6 million
▪Advances at $13.0 billion
▪Mortgage loans held for portfolio, net at $4.8 billion
▪Letters of credit at $20.4 billion
▪Retained earnings at $1.4 billion

These results reflect our membership’s activity and third quarter 2021 performance, which allowed FHLBank to set aside $2.6 million for affordable housing programs.

Additionally, FHLBank’s Board of Directors declared quarterly dividends of:
▪5.25% annualized on activity stock
▪1.25% annualized on membership stock

Dividends will be calculated on your institution’s average capital stock held from July 1 to Sept. 30, 2021, and will be credited to your Demand Deposit Account (DDA) tomorrow, Oct. 29. To estimate the amount of your institution’s dividend payment, please use the Capital Stock Dividend Calculator within online banking.

As anticipated, FHLBank was able to maintain consistent dividend levels across the second and third quarters. As always, the payment and level of any dividends are subject to changing market and business conditions. We will continue to assess the potential impact of market and business conditions, which can be unpredictable, on FHLBank’s financial performance and future dividends. The impact on FHLBank’s results of operations and financial condition might result in lower dividend levels in future periods.

More information is included in the attached release. As a reminder, our quarterly member conference call is scheduled for Tuesday, Nov. 2, at 9 a.m. Click here to register for the call.

Oct. 28, 2021 | 21-144b